Rule 10b5-1 Sales Plan


     This Rule 10b5-1 Sales Plan is entered into on December 11, 2006 (This "Plan") between DFW Capital Partners, GivenNameL.P. ("Seller") and Jefferies & Company, Inc. ("Broker"), acting as agent for Seller.

                                    Recitals

     A. This Sales Plan is entered into between Seller and Broker for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     B. Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller's holding of Common Stock, par value $.01 per share (the "Stock") of Sun Healthcare Group, Inc. (the "Issuer").

                                    Article I
               Seller's Representations, Warranties and Covenants

     1.1. As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the Federal securities laws.

     1.2. The securities to be sold under this Sales Plan are owned free and clear by Seller and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than (a) those which may have been entered into between Seller and Broker or imposed by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or by Section 16 of the Exchange Act and (b) the restrictions set forth on Exhibit A.

     1.3. While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and agrees not to alter or deviate from the terms of this Sales Plan.

     1.4. Seller agrees that Seller shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect. Any notice given to Broker pursuant to this Sales Plan shall be given in accordance with Section 5.5.

     1.5. (a) Seller agrees to provide Broker with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Exhibit B hereto prior to commencement of the Plan Sales Period (as defined below).

     (b) Seller agrees to notify Broker's compliance office by telephone at the number set forth in Section 5.5 below as soon as practicable if Seller becomes aware of the

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occurrence of any legal, contractual or regulatory restriction that is applicable to Seller or Seller's affiliates, including, without limitation, any restriction related to a merger or acquisition or a stock offering requiring an affiliate lock-up, and that would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or its securities). Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Broker.

     1.6. The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller's affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller's affiliates.

     1.7. Seller has consulted with Seller's own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Seller's adoption and implementation of this Sales Plan. Seller acknowledges that Broker is not acting as a fiduciary of or an advisor to Seller.

     1.8. Seller agrees, until this Sales Plan has been terminated, that Seller shall not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a "Financial Institution"), (ii) instruct another Financial Institution to purchase or sell Stock, or (iii) adopt a plan for trading with respect to Stock other than this Sales Plan.

     1.9. (a) Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

     (b) Seller agrees that Seller shall at all times during the Plan Sales Period, in connection with the performance of this Sales Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     1.10. (a) Seller represents and warrants that the Stock to be sold pursuant to this Sales Plan is currently eligible for sale without any restrictions such as under Rule 144.

     (b) Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan.

                                   Article II
                        Implementation of the Sales Plan

     2.1. Seller hereby appoints Broker as its agent to sell shares of Stock as described on Exhibit A of this Plan ("Trading Formula"). Subject to such terms and conditions, Broker hereby accepts such appointment. The resale of the shares is currently registered pursuant to a

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registration statement which has been filed by the Issuer under the Securities
Act of 1933, as amended. If sales are made pursuant to Rule 144 of the Securities Act because use of the resale prospectus relating to the Stock has been suspended, Broker agrees to conduct sales pursuant to this Sales Plan in accordance with the manner-of-sale requirement of Rule 144 under the Securities Act and in no event shall Broker effect any sale if such sale would exceed the then-applicable limitation on the amount of securities sold under Rule 144, assuming Broker's sales pursuant to this Sales Plan are the only sales subject to that limitation.

     2.2. Broker is authorized to begin selling Stock pursuant to this Sales Plan on the 31st calendar day after the date of the final prospectus supplement (the "Final Prospectus Supplement") for the public offering of common stock by the Issuer in December 2006 (the "Commencement Date") and shall cease selling Stock on the earliest to occur of (i) the date on which Broker is required to suspend or terminate sales under the Sales Plan pursuant to Section 3.1 below,
(ii) the date on which Broker receives notice of the dissolution of Seller,
(iii) the date on which the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company, (iv) the date on which Broker receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Seller's bankruptcy or insolvency, and (v) the date that the aggregate number of shares of Stock sold pursuant to this Sales Plan reaches 1,000,000 (the "Total Sale Amount"). For purposes hereof, Broker shall determine the date of the Final Prospectus Supplement solely by reviewing the copy of the Final Prospectus Supplement, if any, as on file and publicly available at www.sec.gov on January 15, 2007. The period of time between the commencement of sales and the termination of sales under this Sales Plan shall be the "Plan Sales Period." Notwithstanding the above, if (a) during the period that begins on the date that is fifteen (15) calendar days plus three (3) business days before the calendar day immediately preceding the Commencement Date and ends on the calendar day immediately preceding the Commencement Date, the Issuer issues an earnings release or announces material news or a material event relating to Issuer; or (b) prior to the Commencement Date, Issuer announces that it will release earnings results during the sixteen (16) day period beginning on the calendar day immediately preceding the Commencement Date, then the Commencement Date shall instead be deferred to the date which is sixteen (16) calendar days plus three (3) business days after the date on which the issuance of the earnings release or the material news or material event occurs.

     2.3. (a) During the Plan Sales Period, Broker shall sell the Stock at such times, at such prices and in such quantities as Broker determines to be appropriate in accordance with the terms of this Agreement.

     (b) Subject to the restrictions set forth in Section 2.1 above, Broker shall sell shares of Stock under ordinary principles of best execution at the then-prevailing market price. Broker will not delegate or transfer execution of sales to another Financial Institution.

     (c) Broker shall, before the close of business on each Sale Day, provide the individuals identified in Section 5.5(c) below with the amount of shares of Stock sold, the sales prices of each of such sales and such other information as they may reasonably require in order

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to permit timely compliance by Seller or its affiliates, as applicable, with the requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (d) The Total Sale Amount, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Sales Period.

     2.4. Broker shall not sell Stock hereunder at any time when:

               (i) Broker, in its sole discretion, has determined that a market disruption, banking moratorium, trading suspension, outbreak or escalation of hostilities or other crisis or calamity has occurred that, in Broker's judgment, made it impracticable for Broker to effect sales of the Stock; or

               (ii) Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or its securities); or

               (iii) Broker, in its sole discretion, has determined that to do so would materially impact the trading price for the Stock; or

               (iv) Broker has received notice from the Seller of the occurrence of any event contemplated by Section 1.5(b) above; or

               (v) Broker has received notice from Seller to terminate the Sales Plan in accordance with Section 3.1(a) below.

     2.5. (a) Seller agrees to deliver the Stock to be sold pursuant to this Sales Plan (the "Plan Shares") into an account at Broker in the name of and for the benefit of Seller (the "Plan Account") prior to the commencement of sales under this Sales Plan.

     (b) Broker shall withdraw Stock from the Plan Account only in order to effect sales of Stock under this Sales Plan.

     (c) To the extent that any Stock remains in the Plan Account after the end of the Plan Sales Period or upon termination of this Sales Plan, Broker agrees to return such Stock promptly to the Issuer's transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller.

     2.6. Broker shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in the Plan Account.

     2.7. Broker may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Seller agrees that if Broker is a

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market maker in the Stock at the time that any sale is to be made under this
Sales Plan, Broker may, at its sole discretion, purchase the Stock from Seller in its capacity as market maker.

                                   Article III
                      Termination; Amendment of Sales Plan

     3.1. (a) This Sales Plan may be suspended or terminated by Seller at any time upon one business days' prior written notice sent to Broker by overnight mail and by facsimile at the address and fax number set forth in Section 5.5 below. Seller agrees that Seller shall not suspend or terminate this Sales Plan except upon consultation with Seller's own legal advisors.

     (b) This Sales Plan shall be suspended if Broker receives notice from the Issuer of the occurrence of any event contemplated by Section 1.5(b) above.

     (c) Notwithstanding anything else in this Sales Plan, only if sales are made pursuant to Rule 144 of the Securities Act because use of the resale prospectus relating to the Stock has been suspended, the Broker shall not be obligated to sell Stock pursuant to this Sales Plan at any time that Broker reasonably believes that Seller is not in compliance with Rule 144(h) of the Securities Act.

     3.2. Seller agrees that Broker will execute this Sales Plan in accordance with its terms and will not be required to suspend or terminate any sales of the Stock unless Broker has received notice from Seller or the Issuer in accordance with Section 3.1 above at least one business day prior to the date on which this Sales Plan is to be suspended or terminated.

     3.3. This Sales Plan may be amended by Seller only upon the written consent of Broker and receipt by Broker of the following documents, each dated as of the date of such amendment:

               (i) a representation signed by the Issuer substantially in the form of Exhibit B hereto;

               (ii) a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date; and

               (iii) a seller representation letter completed and executed by Seller substantially in the form of Exhibit C hereto.

                                   Article IV
                    Indemnification; Limitation of Liability

     4.1. Seller agrees to indemnify and hold harmless Broker and its directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim): (i) arising out of or attributable to any breach by Seller of this Plan (including Seller's representations and warranties in this Plan); or (ii) any violation by Seller of applicable laws or regulations; provided, however, that Seller shall

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not be liable to Broker or any of its directors, officers, employees, agents or affiliates for special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen. This indemnification will survive termination of this Plan.

     4.2. Notwithstanding any other provision of this Plan, neither Broker nor any of its directors, officers, employees, agents or affiliates shall be liable to Client or any other person or entity: (i) as a result of actions taken or not taken by any of them under this Plan, except in the case of a liability resulting from Broker's gross negligence or willful misconduct; (ii) for special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or
(iii) for any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond Broker's reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God."

                                    Article V
                                     General

     5.1. Proceeds from each sale of Stock effected under the Sales Plan will be delivered as such proceeds become available to the Seller at an account number provided to Broker in accordance with Section 5.5 below on a normal three-day settlement basis less any commission to be paid to Broker, provided that any commission hereunder shall be not greater than $.06 per share of Stock sold. No other commissions, account maintenance fees or other fees for execution of transactions under this Sales Plan shall be payable by Seller to Broker.

     5.2. Broker is expressly not authorized to pledge, lend, rehypothecate or otherwise transfer shares of Stock from the Plan Account or to borrow or purchase shares of Stock in order to complete any sale on behalf of Seller pursuant to this Sales Plan. Notwithstanding Section 4.1 above, Seller will not be responsible for any expense or loss which Broker may sustain relating to borrowing or purchase of shares of the Stock in contravention of this Sales Plan, including any expense or loss Broker may sustain as a result of its inability to borrow or purchase shares of the Stock to complete its delivery obligation. Seller expressly does not grant Broker any security interest in, lien on or right of set-off with respect to shares of Stock in the Plan Account. Seller under no circumstances shall be required to deposit cash or other collateral in the Plan Account.

     5.3. Seller and Broker acknowledge and agree that this Sales Plan is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy Code.

     5.4. This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supercedes any prior agreements or understandings with regard to the Sales Plan. If requested, Seller shall execute a standard form account agreement with Broker, but in the event of conflict between any provision of such standard form account agreement and this Sales Plan, the provisions of this Sales Plan shall control.

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     5.5. (a) All notices to Broker under this Sales Plan shall be given to
Broker's compliance office in the manner specified by this Sales Plan by telephone at (212)284-2014, by facsimile at (212)284-2348 or by courier to the address below:

                  Jefferies & Company, Inc.
                  520 Madison Avenue, 10th Floor
                  New York, New York 10022
                  Attn:  Juan Becerra

     (b) All notices to Seller under this Sales Plan shall be given to Seller in the manner specified by this Sales Plan by telephone c/o Keith W. Pennell at
(201) 836-2308, by facsimile at (201) 836-5666 or by air courier to the address below:

                  DFW Capital Partners, L.P.
                  300 Frank W. Burr Boulevard
                  Glenpointe Centre East
                  5th Floor
                  Teaneck, NJ 07666

     (c) All reports of sales by Broker shall be given each Sale Day by the most expeditious means to each of:

                  DFW Capital Partners, L.P.
                  300 Frank W. Burr Boulevard
                  Glenpointe Centre East
                  5th Floor
                  Teaneck, NJ 07666
                  Email: kpennell@dfwcapital.com

                  And to

                  Sun HealthcareGroup, Inc.
                  Attn: Michael Berg, Esq.
                  Fax 505-468-8752
                  Email: mike.berg@sunh.com

     (d) All such notices and communications may be directed to such other or additional persons or such other addresses for any party or person as may be specified by like notice.

     5.7. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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     5.8. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

     5.9. This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of placeStateNew York and may be modified or amended only by a writing signed by the parties hereto.


      [Remainder of Page Intentionally Left Blank - Signature Page Follows]


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     IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.


                           DFW CAPITAL PARTNERS, L.P.
                           By: Capital Partners - G.P., L.P.


                           By: /s/Keith Pennell
                               -----------------------------------
                           Name:  Keith Pennell
                           Title: General Partner


                           JEFFERIES & COMPANY, INC.


                           By: /s/Charles Baber
                               -----------------------------------
                           Name:  Charles Baber
                           Title: Managing Director